                                                                   EXHIBIT 10.25


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                      TCI CABLE PARTNERS OF ST. LOUIS, L.P.

                                       AND

                        NORTHLAND CABLE TELEVISION, INC.

                                   DATED AS OF

                                OCTOBER 25, 2001

                                TABLE OF CONTENTS

1.   DEFINITIONS.                                                                1

     1.1.      Defined Terms.                                                    1

     1.2.      Other Definitions.                                                6

     1.3.      Usage.                                                            7


2.   SALE OF ASSETS.                                                             8
     2.1.      Purchase and Sale of Assets.                                      8


3.   CONSIDERATION.                                                              8
     3.1.      Purchase Price.                                                   8

     3.2.      Adjustments to Purchase Price.                                    8

     3.3.      Determination of Adjustments.                                     9

     3.4.      Allocation of Consideration.                                     10


4.   ASSUMED LIABILITIES AND EXCLUDED ASSETS.                                   10

     4.1.      Assignment and Assumption.                                       10

     4.2.      Excluded Assets.                                                 11


5.   REPRESENTATIONS AND WARRANTIES OF SELLER.                                  11

     5.1.      Organization and Qualification.                                  11

     5.2.      Authority and Validity.                                          12

     5.3.      No Breach or Violation.                                          12

     5.4.      Assets.                                                          12

     5.5.      Governmental Permits.                                            13

     5.6.      Seller Contracts.                                                13

     5.7.      Real Property.                                                   13

     5.8.      Environmental Matters.                                           14

     5.9.      Compliance with Law.                                             15

     5.10.     Patents, Trademarks and Copyrights.                              16

     5.11.     Financial Statements.                                            16

     5.12.     Legal Proceedings.                                               17

     5.13.     Tax Returns; Other Reports.                                      17

     5.14.     Employment Matters.                                              17

     5.15.     Systems Information.                                             18

     5.16.     Finders and Brokers.                                             19

     5.17.     Bonds.                                                           19

     5.18.     Disclosure.                                                      19


6.   BUYER'S REPRESENTATIONS AND WARRANTIES.                                    20

     6.1.      Organization and Qualification.                                  20

     6.2.      Authority and Validity.                                          20

     6.3.      No Breach or Violation.                                          20

     6.4.      Financial Capability of Buyer.                                   21

     6.5. Finders and Brokers.                                                  21

7.   ADDITIONAL COVENANTS.                                                      21

     7.1.      Access to Premises and Records.                                  21

     7.2.      Continuity and Maintenance of Operations; Financial Statements.  21

     7.3.      Employee Matters.                                                23

     7.4.      Leased Equipment.                                                28

     7.5.      Required Consents, Estoppel Certificates, Nondisturbance
               Agreements and Franchise Renewals.                               28

     7.6.      MDU Agreements.                                                  29

     7.7.      Title Commitments and Surveys.                                   29

     7.8.      HSR Notification.                                                30

     7.9.      No Shopping.                                                     30

     7.10.     Notification of Certain Matters.                                 30

     7.11.     Risk of Loss; Condemnation.                                      31

     7.12.     Lien and Judgment Searches.                                      31

     7.13.     Transfer Taxes.                                                  32

     7.14.     Distant Broadcast Signals.                                       32

     7.15.     Letter to Programmers.                                           32

     7.16.     Updated Schedules.                                               32

     7.17.     Use of Seller's Name.                                            32

     7.18.     Subscriber Billing Services.                                     33

     7.19.     Certain Notices.                                                 33

     7.20.     Satisfaction of Conditions.                                      33

     7.21.     Confidentiality.                                                 33

     7.22      Covenant Not to Compete                                          33

     7.23      Retention of Books and Records                                   34

8.   CLOSING.                                                                   35

9.   CONDITIONS TO CLOSING.                                                     35

     9.1.      Conditions to the Obligations of Buyer and Seller.               36

     9.2.      Conditions to the Obligations of Buyer.                          38

     9.3.      Conditions to Obligations of Seller.                             38

     9.4.      Waiver of Conditions.                                            38


10.  TERMINATION.                                                               38

     10.1.     Events of Termination.                                           39

     10.2.     Liabilities in Event of Termination.                             39

     10.3.     Procedure Upon Termination.                                      39


11.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.              39

     11.1.     Survival of Representations and Warranties.                      39

     11.2.     Indemnification by Seller.                                       40

     11.3.     Indemnification by Buyer.                                        40

     11.4.     Limitations on Indemnity.                                        40

     11.5.     Third Party Claims.                                              41

     11.6.     Payments for Indemnification Amounts.                            42

12.  MISCELLANEOUS.                                                             42

     12.1.     Parties Obligated and Benefited.                                 42

     12.2.     Notices.                                                         43

     12.3.     Attorneys' Fees.                                                 43

     12.4.     Right to Specific Performance.                                   44

     12.5.     Waiver.                                                          44

     12.6.     Captions.                                                        44

     12.7.     Choice of Law.                                                   44

     12.8.     Rights Cumulative.                                               44

     12.9.     Further Actions.                                                 44

     12.10.    Time.                                                            44

     12.11.    Late Payments.                                                   44

     12.12.    Counterparts.                                                    45

     12.13.    Entire Agreement.                                                45

     12.14.    Severability.                                                    45

     12.15.    Construction.                                                    45

     12.16.    Expenses.                                                        45

EXHIBITS:

Exhibit A  --  Bill of Sale and Assignment and Assumption Agreement
Exhibit B  --  Forms of Nondisturbance and Attornment Agreement
Exhibit C  --  Form of Lease Assignment
Exhibit D  --  Form of MDU Agreement
Exhibit E  --  Letter to Programmers
Exhibit F  --  FIRPTA Certificate


SCHEDULES:

Schedule 1  -- Systems
Schedule 2  -- Governmental Permits
Schedule 3  -- Systems Contracts
Schedule 4  -- Required Consents
Schedule 5  -- Equipment
Schedule 6  -- Real Property
Schedule 7  -- Encumbrances
Schedule 8  -- Compliance with Legal Requirements
Schedule 9  -- Towers
Schedule 10 -- Litigation
Schedule 11 -- Tax Matters
Schedule 12 -- Employees
Schedule 13 -- Excluded Assets
Schedule 14 -- Systems Information
Schedule 15 -- System Rate Cards and Channel Lineups
Schedule 16 -- Bonds

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") is made as of the 25th day of October, 2001, by and between TCI Cable Partners of St. Louis, L.P., a Colorado limited partnership ("Buyer"), and Northland Cable Television, Inc, a Washington corporation ("Seller").

RECITALS

     Seller is engaged in the business of providing cable television service to subscribers in and around Bainbridge Island, Washington. Buyer desires to purchase and Seller desires to sell substantially all of the assets of Seller used or useful in connection with that business.

AGREEMENT

     In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

1.   DEFINITIONS.

     1.1. Defined Terms. In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

     1.1.1. Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

     1.1.2. Assets. All properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used or useful in the Business in which Seller has any right, title or interest or in which Seller acquires any right, title or interest on or before the Closing Date, including Governmental Permits, Intangibles, Seller Contracts, Equipment, Books and Records, Real Property and

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deposits relating to the Business that are held by third parties for the account of Seller or for security for Seller's performance of its obligations, but excluding any Excluded Assets.

          1.1.3. Basic Services. The lowest tier of service offered to subscribers of a System.

          1.1.4. Basic Subscribers. Any private residential customer account that is billed by individual unit and pays the standard monthly rate (without discount) for Basic Service.

          1.1.5. Books and Records. All engineering records, files, data, drawings, blueprints, schematics, reports, lists, plans and processes and all other files of correspondence, lists, records and reports to the extent concerning Seller's Business, including subscribers and prospective subscribers of the System, signal and program carriage and dealings with Governmental Authorities with respect to the System, including all reports filed with respect to the System by or on behalf of Seller or any of its Affiliates with the FCC and statements of account filed with respect to the System by or on behalf of Seller or any of its Affiliates with the U.S. Copyright Office, but excluding all documents, reports and records relating to the employees of the System. Reference to any Books and Records will be deemed to refer to the Books and Records included among the Assets.

          1.1.6. Business. The cable television business conducted by Seller on the date of this Agreement through one or more Systems in the Service Areas.

          1.1.7. Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

          1.1.8. Closing. The consummation of the transactions contemplated by this Agreement, as described in Section 8.

          1.1.9. Closing Date. The date upon which Closing occurs.

          1.1.10. Closing Time. 12:01 a.m., local time on the Closing Date.

          1.1.11. Encumbrance. Any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

          1.1.12. Environmental Law. Any Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

          1.1.13. Equipment. All electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles and other tangible personal property owned, leased, used or held for use in the Business, as described on SCHEDULE 5 (and with respect to leased Equipment, on SCHEDULE 3).

          1.1.14. Equivalent Basic Subscribers (or EBSs). The sum of (i) the number of Basic Subscribers of the System, and (ii) the number obtained by dividing (A) the aggregate monthly billings for all tiers of basic television service provided by the Systems to any private residential customer account which pays less than the standard monthly residential rate for such service and each commercial establishment or multiple dwelling unit that pays a bulk rate (excluding any charges for premium service, pay-per-view programming, internet access, franchise fees, taxes, second connects, additional outlets, installation fees, deposits and other non-recurring items and any charges for rental converters, remote control devices and other like charges for equipment), by (B) the Systems' standard, combined monthly rate for such tiers of basic television service. The number of Equivalent Basic Subscribers of a System shall not include any Basic Subscriber or commercial or bulk account which (I) has not received and paid in full for at least one full month of Basic Service at the Systems' standard rates, (II) is more than 60 days delinquent in payment for any service provided by the Systems with a balance in excess of $7.50, (III) is pending disconnection for any reason, or (IV) was solicited during the 60-day period preceding Closing by extraordinary promotions or offers or discounts.

          1.1.15. ERISA. The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

          1.1.16. ERISA Affiliate. As to any Person, any trade or business, whether or not incorporated, which together with such Person would be deemed a single employer within the meaning of Section 4001 of ERISA.

          1.1.17. Expanded Basic Service. Any video programming provided over a cable television system, regardless of service tier other than Basic Services

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and Pay TV.

          1.1.18. FCC. Federal Communications Commission.

          1.1.19. GAAP. Generally accepted accounting principles as in effect from time to time in the United States of America.

          1.1.20. Governmental Authority. (a) The United States of America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (c) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof, or (d) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

          1.1.21. Governmental Permits. All franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained by Seller from any Governmental Authority in connection with the System, including those set forth on SCHEDULE 2.

          1.1.22. Hazardous Substances. Any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any laws, regulations or ordinances of federal, state or applicable local governments, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.,
(d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
Section 135 et seq., (f) "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. and (h) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

          1.1.23. Intangibles. All intangible assets, including subscriber lists, accounts receivable, claims (excluding any claims relating to Excluded Assets), patents, copyrights and goodwill, if any, owned, used or held for use in the Business.

          1.1.24. Legal Requirement. Any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

          1.1.25. Pay TV. Premium programming services selected by and sold to subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Services or Expanded Basic Services.

          1.1.26. Permitted Encumbrances. The following Encumbrances: (a) liens for taxes, assessments and governmental charges not yet due and payable; (b) zoning laws and ordinances and similar Legal Requirements; (c) rights reserved to any Governmental Authority to regulate the affected property; and (d) as to Real Property interests, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which are reflected in the public records and which do not individually or in the aggregate interfere with the right or ability to own, use or operate the Real Property or to convey good, marketable and indefeasible title to such Real Property; provided that (i) Permitted Encumbrances will not include any item which could adversely affect in any material way the conduct of the Business and
(ii) classification of any item as a Permitted Encumbrance will not affect any liability Seller may have for such item, including pursuant to any indemnity obligation under this Agreement.

          1.1.27. Person. Any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

          1.1.28. Plans. Each employee benefit plan (as defined in Section 3(3) of ERISA) or any multiemployer plan (as defined in Section 3(37) of ERISA) which is sponsored or maintained by Seller or to which Seller contributes, and which benefits System Employees.

          1.1.29. Principals. Gary S. Jones and John S. Whetzell.

          1.1.30. Real Property. All assets consisting of realty, including appurtenances, improvements and fixtures located on such realty, and any other interests in real property, including fee interests, leasehold interests and easements, wire crossing permits, rights of entry (except agreements related to multiple dwelling units) described on SCHEDULE 6.

          1.1.31. Required Consents. All franchises, licenses, authorizations, approvals and consents required under Governmental Permits, Seller Contracts or otherwise for (a)

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Seller to transfer the Assets and the Business to Buyer, (b) Buyer to conduct the Business and to own, lease, use and operate the Assets at the places and in the manner in which the Business is conducted as of the date of this Agreement and on the Closing Date and (c) Buyer to assume and perform the Governmental Permits and Seller Contracts.

          1.1.32. Seller Contracts. All contracts and agreements, other than Governmental Permits and those relating to Real Property, pertaining to the ownership, operation and maintenance of the Assets or the Business or used or held for use in the Business, as described on SCHEDULE 3.

          1.1.33. Service Area. Each area in which Seller operates the Business served by the Assets, specifically in Bainbridge Island and certain portions of Kitsap County, Washington.

          1.1.34. System. A complete cable television reception and distribution system operated in the conduct of the Business, consisting of one or more headends, subscriber drops and associated electronic and other equipment, and which is, or is capable of being without modification, operated as an independent system without interconnections to other systems. Any systems which are interconnected or which are served in total or in part by a common headend will be considered a single System. SCHEDULE 1 describes each System by headend location and city, town, county or other political subdivision served by such headend.

          1.1.35. Third Party. Any Person other than Seller and it Affiliates or Buyer and its Affiliates.

          1.2. Other Definitions. The following terms are defined in the Sections indicated:

              Term                                                   Section
              ----                                                   -------
              Action                                                 11.4
              Agreement                                              Preamble
              Antitrust Division                                     7.8
              Approved Leave of Absence                              7.3.1
              Assumed Liabilities                                    4.1
              Buyer                                                  Preamble
              Cable Act                                              5.9.2
              Cause                                                  7.3.6
              Code                                                   Recitals
              Communications Act                                     5.9.4
              Cost of Service Election                               5.9.4

              Excluded Assets                                        4.2
              Extended Franchises                                    7.5.3
              Final Adjustments Report                               3.3.2
              Financial Statements                                   5.11
              FTC                                                    7.8
              Hired Employee                                         7.3.1
              Holdback                                               3.1
              HSR Act                                                7.8
              Indemnified Party                                      11.4
              Indemnifying Party                                     11.4
              Preliminary Adjustments Report                         3.3.1
              Prime Rate                                             11.4
              PTO                                                    7.3.1
              Purchase Price                                         3.1
              Rate Regulation Documents                              5.9.4
              Retained Employees                                     7.3.1
              Seller                                                 Preamble
              Taking                                                 7.11.2
              Transaction Documents                                  5.2
              Transitional Billing Services                          7.3.1.

     1.3. Usage. The definitions in Article 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under

GAAP.

2.   SALE OF ASSETS.

     2.1. Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's rights, titles and interests in, to and under the Assets. Except as otherwise specifically provided in this Agreement, all the Assets are intended to be transferred to Buyer, whether or not described in the Schedules.

3.   CONSIDERATION.

     3.1. Purchase Price. Buyer will pay to Seller total cash consideration of $19,680,000 (the "Purchase Price"), of which (a) $18,680,000, subject to adjustment as provided in Sections 3.2 and 3.3, will be paid on the Closing Date (as adjusted, the "Base Purchase Price") and (b) $1,000,000, subject to adjustment as provided in Section 3.3.3 and to Seller's obligation under Sections 11.2 and 11.5 (the "Holdback"), will be paid on the date or dates prescribed by Section 3.3.3. Such consideration will be paid by wire transfer of immediately available funds.

     3.2. Adjustments to Purchase Price.

          3.2.1. The Purchase Price will be reduced by an amount equal to $3,075 multiplied by the positive difference between (a) 6,400 and (b) the aggregate number of System EBSs as of the Closing Date.

          3.2.2. The Purchase Price will be adjusted on a pro rata basis as of the Closing Date for all prepaid expenses (but only to the extent the full benefit thereof will be realizable by Buyer within twelve (12) months after the Closing Date), accrued expenses (including real and personal property taxes), prepaid income, subscriber prepayments and accounts receivable related to the Business, all as determined in accordance with GAAP consistently applied, and to reflect the principle that all expenses and income attributable to the Business for the period prior to the Closing Date are for the account of Seller, and all expenses and income attributable to the Business for the period on and after the Closing Date are for the account of Buyer. Seller will receive no credit for any accounts receivable (i) any portion of which is 60 days or more past due from the billing date as of the Closing Date or (ii) from subscribers whose accounts are inactive or whose service is pending disconnection for any reason as of the Closing Date.

          3.2.3 All advance payments to, or funds of third parties on deposit with, Seller as of the Closing Date, relating to the Business, including advance payments and deposits by subscribers served by the Business for converters, encoders, decoders, cable television service and related sales, will be retained by Seller and will reduce the Purchase Price accordingly.

          3.2.4 In addition, the economic value of vacation time pursuant to
Section 7.4.2 to the extent accrued as of the Closing Date and permitted to be taken after the Closing Date by the System Employees employed at the System who become employees of Buyer or one of its Affiliates, upon Closing, will increase the Purchase Price accordingly.

     3.3. Determination of Adjustments. Preliminary and final adjustments to the Purchase Price will be determined as follows:

          3.3.1. Not later than a date Seller reasonably believes is at least 10 Business Days prior to the Closing, Seller will deliver to Buyer a report (the "Preliminary Adjustments Report"), certified as to completeness and accuracy by Seller, showing in detail the preliminary determination of the adjustments referred to in Section 3.2, which are calculated as of the Closing Date (or as of any other date agreed by the parties) and any documents substantiating the adjustments proposed in the Preliminary Adjustments Report. The Preliminary Adjustments Report will include a complete list of subscribers, a detailed calculation of the number of Equivalent Basic Subscribers and a schedule setting forth advance payments and deposits made to or by Seller, as well as accounts receivable information relating to the Business (showing sums due and their respective aging as of the Closing Date). Seller also will furnish to Buyer its billing report for the most current period as of the Closing Date. Following receipt of such schedule, Buyer shall have five Business Days to review such schedule and supporting information and to notify Seller of any disagreements with Seller's estimates. If Buyer provides a notice of disagreement with Seller's estimates of the adjustments referred to in Section 3.2 within such five Business Day period, Buyer and Seller shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing Date on such estimated adjustments as of the Closing Date. The estimate so agreed upon by Buyer and Seller or (if the parties do not reach such an agreement on the estimated amount of the adjustments set forth in the Preliminary Adjustments Report prior to the Closing Date or if Buyer fails to provide a notice of disagreement with Seller's estimates of such adjustments within the time provided) the estimates of such adjustments set forth in the Preliminary Adjustments Report shall be the basis for determining the Base Purchase Price.

          3.3.2. Within 45 days after the Closing, Seller will deliver to Buyer a report (the "Final Adjustments Report"), similarly certified by Seller, showing in detail the final determination of all adjustments which were not calculated as of the Closing Date and containing any corrections to the Preliminary Adjustments Report, together with any documents substantiating the adjustments proposed in the Final Adjustments Report. Buyer will provide Seller with reasonable access to all records which Buyer has in its possession and which are necessary for Seller to prepare the Final Adjustments Report.

          3.3.3. Within 30 days after receipt of the Final Adjustments Report, Buyer will give Seller written notice of Buyer's objections, if any, to the Final Adjustments Report. If Buyer makes any such objection, the parties will agree on the amount, if any, which is not in dispute within 30 days after Seller's receipt of Buyer's notice of objections to the Final Adjustments Report. Any undisputed amount will serve as an adjustment to the Holdback. The Holdback, as so adjusted (but excluding any amounts disputed by Buyer), will be further adjusted for the amount, if any, of any claim for which Buyer is indemnified pursuant to Section 11.2 and the amount of such claim is satisfied with the Holdback under Section 11.5, and will be paid by Buyer to Seller within 180 days after the Closing Date or within three Business Days after agreement on the undisputed portion of the Final Adjustments Report, if later. Any disputed amounts will be determined within 120 days after the Closing Date by an independent accounting firm acceptable to both parties whose determination will be conclusive. Seller and Buyer will bear equally the fees and expenses payable to such firm in connection with such determination, unless the determination of such firm results in a net decrease in the Purchase Price of more than 10% thereof, in which case the fees and expenses payable to such firm will be paid by Seller. The payment required after determination of all disputed amounts will be made by the responsible party by wire transfer of immediately available funds to the other party within three Business Days after the final determination.

     3.4. Allocation of Consideration. The consideration payable by Buyer under this Agreement will be allocated among the Assets as set forth in a schedule furnished by Buyer to Seller not later than 180 days after the Closing Date (or April 1 of the year following the Closing Date if earlier). Buyer and Seller agree to be bound by the allocation and will not take any position inconsistent with such allocation and will file all returns and reports with respect to the transactions contemplated by this Agreement, including all federal, state and local tax returns, on the basis of such allocation.

4.   ASSUMED LIABILITIES AND EXCLUDED ASSETS.

     4.1. Assignment and Assumption. Seller will assign, and Buyer will assume and perform, the "Assumed Liabilities," which are defined as: (a) Seller's obligations to subscribers of the Business for (i) subscriber deposits held by Seller as of the Closing Date and which are refundable, in the amount for which Buyer received credit under Section 3.2, (ii) subscriber advance payments held by Seller as of the Closing Date for services to be rendered by a System after the Closing Date, in the amount for which Buyer received credit under Section
3.2 and (iii) the delivery of cable television service to subscribers of the Business after the Closing Date; and (b) obligations accruing and relating to periods after the Closing Date under Governmental Permits listed on SCHEDULE 2 (to the extent that such Governmental Permits are transferrable) and Seller Contracts listed on SCHEDULE 3. Buyer will not assume or have any responsibility for any liabilities or obligations of Seller other than the Assumed Liabilities. In no event will Buyer assume or have any responsibility for any liabilities or obligations associated with the Excluded Assets.

     4.2. Excluded Assets. The "Excluded Assets," which will be retained by Seller, will consist of the following: (a) programming contracts, retransmission consent agreements and pole attachment agreements (except for those set forth on SCHEDULE 3); (b) contracts regarding any aspect of the receipt and delivery of internet services, telephony or digital programming (except for those set forth on SCHEDULE 3); (c) insurance policies and rights and claims thereunder (except as otherwise provided in Section 7.11.1); (d) bonds, letters of credit, surety instruments and other similar items; (e) cash and cash equivalents; (f) Seller's trademarks, trade names, service marks, service names, logos and similar proprietary rights (subject to Buyer's rights under Section 7.17); (g) subscriber billing contracts and related equipment (subject to Buyer's rights under Section 7.18); (h) capital and vehicle leases; (i) Seller's Plans as defined in 5.14.2 and any cash, reserve, trust or funding arrangement held or set aside for the payment of benefits; (j) any employment, compensation, bonus, deferred compensation, consulting, agency or management agreements; (k) account books of original entry, general ledgers, financial records and personnel files and records used in connection with the System; provided that copies of any such personnel files will be made available to Buyer for a period of three years from the Closing Date upon reasonable request by Buyer accompanied by a waiver and release from the employee whose records are sought in form and substance reasonably satisfactory to Seller; (l) advertising sales agency or representation contracts providing any Third Party or Seller Affiliate the right to sell available advertising time for any System (except for those set forth on SCHEDULE 3); (m) Seller's rights under any agreement governing or evidencing an obligation of Seller for borrowed money; (n) Seller's rights under any contract, license, authorization, agreement or commitment other than those creating or evidencing Assumed Liabilities; (o) the assets described on SCHEDULE 13.

5.   REPRESENTATIONS AND WARRANTIES OF SELLER.

To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

     5.1. Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Washington and has all requisite corporate power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted. Seller is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on Seller or on the validity, binding effect or enforceability of this Agreement.

     5.2. Authority and Validity. Seller has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") to which Seller is a party. The execution and delivery by Seller of, the performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party have been duly authorized by all requisite corporate action of Seller. This Agreement is, and when executed and delivered by Seller the Transaction Documents will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

     5.3. No Breach or Violation. Subject to obtaining the Required Consents, all of which are listed on SCHEDULE 4, the execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party by Seller will not: (a) violate any provision of the organizational documents of Seller; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under, (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under, any Seller Contract or any other instrument evidencing any of the Assets or any instrument or other agreement to which Seller is a party or by which Seller or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on any System, the Business or Seller or on the ability of Seller to perform its obligations under this Agreement or the Transaction Documents to which Seller is a party.

     5.4. Assets. Seller has exclusive, good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in Section
5.7 apply). The Assets are free and clear of all Encumbrances of any kind or nature, except (a) Permitted Encumbrances, (b) restrictions stated in the Governmental Permits and (c) Encumbrances disclosed on SCHEDULE 7, which will be removed and released at or prior to the Closing. Except as set forth on SCHEDULES 2 OR 3, none of the Equipment is leased by Seller from any other Person. The Assets are all the assets necessary to permit Buyer to conduct the Business substantially as it is being conducted on the date of this Agreement and in compliance with all Legal Requirements and Seller Contracts and to perform all the Assumed Liabilities. All the

Equipment is in good operating condition and repair, ordinary wear and tear excepted and is suitable and adequate for continued use in the manner in which it is presently used. All inventories are at normal historical levels. No Third Party has been granted or has applied for a cable television franchise in any Service Area or is operating a cable television system or other non-satellite multichannel video programming distribution system in any Service Area.

     5.5. Governmental Permits. Complete and correct copies of the Governmental Permits, all of which are listed on SCHEDULE 2 or SCHEDULE 13, have been delivered by Seller to Buyer. The Governmental Permits are currently in full force and effect, are not in default, and are valid under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or investigation, pending or threatened, to terminate, suspend or modify any Governmental Permit and Seller is in compliance with the terms and conditions of all the Governmental Permits and with other applicable requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the Governmental Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

     5.6. Seller Contracts. All Seller Contracts are described on SCHEDULE 3 or
SCHEDULE 13. Complete and correct copies of all Seller Contracts have been provided to Buyer. Each Seller Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Seller and Seller is not and to Seller's knowledge, each other party thereto is not in breach or default of any terms or conditions thereunder.

     5.7. Real Property.

          5.7.1. All the Assets consisting of Real Property interests are described on SCHEDULE 6. Except as otherwise disclosed on SCHEDULE 6, Seller holds good, marketable and indefeasible fee simple title to the Real Property shown as being owned by Seller on SCHEDULE 6 and the valid and enforceable right to use and possess such Real Property, subject only to the Permitted Encumbrances. Seller has valid and enforceable leasehold interests in Real Property shown as being leased by Seller on SCHEDULE 6 and, with respect to other Real Property not owned or leased by Seller, Seller has the valid and enforceable right to use all other Real Property pursuant to the easements, licenses, rights-of-way or other rights described on SCHEDULE 6, subject only to Permitted Encumbrances.

          5.7.2. The documents delivered by Seller to Buyer as evidence of each lease of Real Property constitute the entire agreement with the landlord in question. There are no leases or other agreements, oral or written, granting to any Person other than Seller the right to occupy or use any Real Property, except as described on SCHEDULE 6. All easements, rights-of-way and other rights appurtenant to, or which are necessary for Seller's current use of, any owned Real Property are valid and in full force and effect, and Seller has not received any notice with respect to the termination, breach or impairment of any of those rights. Each parcel of Real Property, any improvements constructed thereon and their current use conform to (a) all applicable Legal Requirements, including zoning requirements and the Americans With Disabilities Act, and (b) all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel.

     5.8. Environmental Matters.

          5.8.1. The Real Property currently complies with and, to Seller's best knowledge, has previously been operated in compliance with, all Environmental Laws. Seller has not generated, released, stored, used, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, any Real Property, transported any Hazardous Substances to or from any Real Property or discharged any Hazardous Substances from any Real Property into any body of water, directly or indirectly, and, to Seller's best knowledge, no other present or previous owner, tenant, occupant or user of any Real Property or any other Person has committed or suffered any of the foregoing. To Seller's best knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter any Real Property, nor is there any pending or threatened claim based on Environmental Laws which arises from any condition of the land surrounding any Real Property. No claim or investigation based on Environmental Laws which relates to any Real Property or any operations on it (a) has been asserted or conducted during the period of Seller's ownership or is currently pending against or with respect to Seller or, to Seller's best knowledge, any other Person, or (b) to Seller's best knowledge, is threatened or contemplated.

          5.8.2. To Seller's best knowledge, (a) no underground storage tanks are currently or have been located on any Real Property, (b) no Real Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and (c) no building or other structure on any Real Property contains asbestos containing material. There are no incinerators, septic tanks or cesspools on the Real Property and all waste is discharged into a public sanitary sewer system.

          5.8.3. Seller has provided Buyer with complete and correct copies of
(a) all studies, reports, surveys or other materials in Seller's possession or to which Seller has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property, (b) all notices or other materials in Seller's possession or to which Seller has access that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property and (c) all materials in Seller's possession or to which Seller has access relating to any claim, allegation or action by any private Third Party under any Environmental Law.

     5.9. Compliance with Law.

          5.9.1. The ownership, leasing and use of the Assets as they are currently owned, leased and used and the conduct of the Business as it is currently conducted do not violate any Legal Requirement, which violation, individually or in the aggregate, would have a material adverse effect on a System, the Business or Seller. Seller has received no notice claiming a violation by Seller or the Business of any Legal Requirement applicable to Seller or the Business as it is currently conducted and to Seller's best knowledge, there is no basis for any claim that such a violation exists, which violation, in each case, individually or in the aggregate, would have a material adverse effect on a System, the Business or Seller.

          5.9.2. A valid request for renewal has been duly and timely filed under Section 626 of the Cable Communications Policy Act of 1984 (the "Cable Act") with the proper Governmental Authority with respect to all cable television franchises of the Business that have expired or will expire within 36 months after the date of this Agreement.

          5.9.3. Seller has complied, and the Business is in compliance, in all material respects, with the specifications set forth in Part 76, Subpart K of the rules and regulations of the FCC, Section 111 of the Copyright Act of 1976 and the rules and regulations of the U.S. Copyright Office, the Register of Copyrights and the Copyright Royalty Tribunal, the Communications Act of 1934, the rules and regulations of the FCC, including provisions of any thereof pertaining to signal leakage, to utility pole make ready and to grounding and bonding of cable television systems (in each case as the same is currently in effect), and all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the Assets, the Systems and the Business.

          5.9.4. Notwithstanding the foregoing, Seller has used its best efforts to comply in all material respects with the provisions of the Communications Act, as amended, and the FCC rules and regulations promulgated thereunder (the "Communications Act") as such laws relate to the operation of the Business. Except as provided in SCHEDULE 8, Seller has complied in all material respects with the must carry, retransmission consent, and commercial leased access provisions of the Communications Act. Except with respect to the System's tier of Basic Services, Seller is not subject to rate regulation pursuant to a specific exemption from rate regulation contained in the Communications Act. Except as provided in SCHEDULE 8, Seller has received no notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the Communications Act and Seller has not agreed with any Governmental Authority to establish customer service standards that exceed the standards in the Communications Act. Except as set forth on SCHEDULE 8, Seller has not made any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding (a "Cost of Service Election") with respect to any of the Systems.

          5.9.5 Except as set forth on SCHEDULE 9, all necessary FAA approvals have been obtained and all necessary FCC tower registrations have been filed with respect to the height and location of towers used in connection with the operation of the Systems, and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules. The ownership, height (with and without appurtenances), location (address, latitude, longitude and ground elevation), structure type and FCC call signs of each tower used in connection with the operation of the Systems are correctly described on SCHEDULE
9. To the extent applicable, Seller has delivered to Buyer true and correct copies of the FAA final determinations that are available and FCC registrations for all such towers.

     5.10. Patents, Trademarks and Copyrights. Seller has timely and accurately made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the Copyright Office. Seller has delivered to Buyer complete and correct copies of all current reports and filings, and all reports and filings for the past five years, made or filed pursuant to copyright rules and regulations with respect to the Business. Seller does not possess any patent, patent right, trademark or copyright and is not a party to any license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally. The operation of the Business as currently conducted does not violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or other intellectual property.

     5.11. Financial Statements. Seller has delivered to Buyer copies of its unaudited statements of income related to the Business for the years ended December 31, 1999 and December 31, 2000, and the related unaudited statement of income for the nine-month period ended September 30, 2001 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the results of operations for the periods indicated, subject to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes. Seller did not have as of the date of this Agreement, any liability or obligation, whether accrued, absolute, fixed or contingent (including liabilities for taxes or unusual forward or long-term commitments), which was or would be material to the business, results of operations or financial condition of Seller, nor to Seller's best knowledge does any aspect of the Business form a basis for any claim by a Third Party which, if asserted, could result in a liability not disclosed by Seller. Since December 31, 2000 (i) the Business has been operated only in the ordinary course, (ii) Seller has not sold or disposed of any assets other than in the ordinary course of business,
(iii) there has been no material adverse change in, and no event has occurred which is likely, individually or in the aggregate, to result in any material adverse change in, the business, operations, assets, prospects or condition (financial or otherwise) of the Business, other than changes affecting the cable television industry generally.

     5.12. Legal Proceedings. Except as set forth on SCHEDULE 10, there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitrator pending, or to Seller's best knowledge, threatened, materially involving or materially affecting all or any part of the Assets or the Business.

     5.13. Tax Returns; Other Reports. Seller has duly and timely filed in proper form all income, franchise, sales, use, property, excise, payroll, unclaimed property and other tax returns and all other reports (whether or not relating to taxes) required to be filed with the appropriate Governmental Authority. All taxes, fees and assessments of whatever nature due and payable by Seller have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Except as set forth on
SCHEDULE 11, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income tax return for any period, and except as set forth on SCHEDULE 11, there are no tax audits pending.

     5.14. Employment Matters.

           5.14.1. SCHEDULE 12 contains a complete and correct list of the names and positions of all employees engaged in the Business and located at the Systems as of a recent date (a "System Employee"). Except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or operations of the Business or Systems, Seller has complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including the Worker Adjustment and Restraining Notification Act (29 U.S.C. Section 2101), et seq. ("WARN"), ERISA, continuation coverage requirements with respect to group health plans, and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age, sex, race and disability discrimination, immigration control and the payment and withholding of Taxes.

          5.14.2. For purposes of this Agreement, "Seller's Plans" means each employee benefit plan (as defined in Section 3(3) of ERISA) or benefit arrangement, including each pension or welfare benefit plan, employment agreement, incentive compensation arrangement or multiemployer plan (as defined in Section 3(37) of ERISA) which is sponsored or maintained by the Seller or to which Seller contributes, and which benefits Seller's System Employees. The Seller Plans in which any System Employee participates are disclosed on SCHEDULE
12. Except to the extent that any violation would not reasonably be expected to have a material adverse effect on the financial condition or operations of Seller's Business or the System, and none of the Seller's Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or, to the knowledge of Seller, any Seller Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA), is in material violation of any provision of ERISA or the Internal Revenue Code (the "Code"). Each Seller Plan is intended to qualify under Section 401 of the Code is so qualified and the trusts maintained pursuant thereto are exempt from federal taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of such Seller Plan which could cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code. No material (i) "reportable event" described in Sections 4043(c)(1), (2), (3), (5), (6), (7), (10) and (13)
of ERISA, (ii) non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), (iii) "accumulated funding deficiency" (as defined in Section 302 of ERISA) or (iv) "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred or exists and is continuing with respect to any Seller Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or, to the Knowledge of Seller, any Seller Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA in which any System Employee participates). After the Closing, Buyer will not be required, under ERISA, the Code or any collective bargaining agreement or this Agreement to establish, maintain or continue any Seller Plan currently maintained by the Seller.

          5.14.3. Except as disclosed on SCHEDULE 12, as of the date of this Agreement, no collective bargaining agreements applicable to any System Employee and Seller has no duty to bargain with any labor organization with respect to any System Employees. Except as disclosed on SCHEDULE 12, there are not pending any unfair labor practice charges against Seller, any demand for recognition or any other request or demand from a labor organization for representative status with respect to any System Employee. Seller has no employment agreements, either written or oral, with any System Employee.

     5.15. Systems Information.

           5.15.1. SCHEDULE 14 sets forth a true and accurate description in all material respects, on a System-by-System basis, of the following information relating to the Systems as of the date or dates set forth on such Schedule:

               (a) the approximate number of aerial and underground miles of plant included in the Assets and served by each headend;

               (b) the approximate number of single family homes and residential multiple dwelling units passed by each System;

               (c) the approximate miles of plant operating at the applicable MHz capacity and channel capacity of each headend; and

               (d) the approximate number of EBSs served by each System.

          5.15.2. SCHEDULE 15 sets forth a true and accurate description in all material respects of the following information relating to the Systems as of the date of this Agreement:

               (a) a description of the Basic Services, the Expanded Basic Services, Pay TV and a la carte services available from each System, and the rates charged by Seller therefor, including all rates, tariffs and other charges for cable television or other services provided by each System; and

               (b) the stations and signals carried by each System and the channel position of each such signal and station.

          5.15.3. To its best knowledge, Seller has no obligation or liability for the refund of monies to subscribers of the Systems, other than as evidenced by their respective refund (including deposit) account credit balances or as may be required under the rules and regulations relating to rates promulgated or to be promulgated by the FCC under the 1992 Cable Act.

          5.15.4. Each of the Systems is capable of providing all channels, stations and signals reflected as being carried on such System on SCHEDULE 15.

     5.16. Finders and Brokers. Seller has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

     5.17. Bonds. Except as set forth on SCHEDULE 16, there are no franchise, construction, fidelity, performance, or other bonds, letters of credit, guarantees or escrow accounts posted, delivered or established by Seller in connection with its operation or ownership of any of the Systems or Assets.

     5.18. Disclosure. No representation or warranty by Seller in this Agreement or in any Schedule or Exhibit to this Agreement, or any statement, list or certificate furnished or to be furnished by Seller pursuant to this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which made. Without limiting the generality of the foregoing, the information set forth in the Schedules concerning the Business is accurate and complete in all material respects.

6.   BUYER'S REPRESENTATIONS AND WARRANTIES.

To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing, as follows:

     6.1. Organization and Qualification. Buyer is a limited partnership duly organized and validly existing under the laws of Colorado and has all requisite power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets. Buyer is duly qualified or licensed to do business under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

     6.2. Authority and Validity. Buyer has all requisite power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents. Subject to approval by Buyer's partners, the execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party have been duly authorized by all requisite action of Buyer, and this Agreement is and when executed and delivered by Buyer, the Transaction Documents will be the valid and binding obligation of Buyer, enforceable in accordance with its terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

     6.3. No Breach or Violation. Subject to Seller obtaining the Required Consents and Buyer obtaining approval of its partners, the execution, delivery and performance of this Agreement by Buyer will not: (a) violate any provision of the partnership agreement of Buyer; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension, modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or (iv) result in the creation or imposition of any Encumbrance under, any instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

     6.4. Financial Capability of Buyer. Buyer has the financial capability to consummate the transaction contemplated herein.

     6.5. Finders and Brokers. Except for Daniels & Associates, Buyer has not employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller could be liable.

7.   ADDITIONAL COVENANTS.

     7.1. Access to Premises and Records. Between the date of execution and delivery of this Agreement and the Closing Date, Seller will give Buyer and its counsel, accountants and other representatives reasonable access during normal business hours and upon reasonable advance notice to all the premises and Books and Records of the Business and to all the Assets and the personnel engaged in the management or operations of the System; and will furnish to Buyer and its representatives all such documents, financial information and other information regarding the Business and Assets as Buyer may from time to time reasonably request; provided that no investigation will affect or limit the scope of any of the representations, warranties or covenants and indemnities of Seller in this Agreement or in any Transaction Document or limit liability for any breach of any of the foregoing. Notwithstanding any investigation that Buyer may conduct of the Business and the Assets, Buyer may fully rely on Seller's representations, warranties, covenants and indemnities, which will not be waived or affected by or as a result of such investigation.

     7.2. Continuity and Maintenance of Operations; Financial Statements. Except as Buyer may otherwise agree in writing, until the Closing:

          7.2.1. Seller will continue to operate the Business in the ordinary course consistent with past practices (including completing line extensions, placing conduit or cable in new developments and fulfilling installation requests) and will use its best efforts to keep available the services of its employees employed in connection with the Systems and to preserve any beneficial business relationships with key customers, suppliers and others having business dealings with Seller relating to the Business. Without limiting the generality of the foregoing, Seller will maintain the Assets in good condition and repair, will maintain inventories at normal historical levels, will maintain insurance as in effect on the date of this Agreement and will keep all of its business books, records and files in the ordinary course of business in accordance with past practices. Seller will not itself, and will not permit any of its officers, directors, shareholders, agents or employees to, pay any of Seller's subscriber accounts receivable (other than for their own residences) prior to the Closing Date. Seller

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

will continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement. Seller will not, outside of the ordinary course of business consistent with normal salary reviews, increase the rate of compensation of System Employees. Seller will not except in the ordinary course of business or to fulfill legal obligations engage in any hiring or employee compensation practices except for changes in such practices implemented by such party and its Affiliates on a company-wide basis.

          7.2.2. Seller will not, without the prior written consent of Buyer:
(a) change the rate charged for Basic Services, Expanded Basic Services or Pay TV and will not add or delete any program services except to the extent required under the Cable Act or any other Legal Requirement provided however if Seller changes such rates in order to so comply, Seller will provide Buyer with a copy of any FCC forms (even if not filed with any Governmental Authority) that Seller used to determine that the rates to which it was changing were allowable; (b) file a Cost of Service Election with respect to any of the Systems; (c) sell, transfer or assign any of the Assets or permit the creation of any Encumbrance on any Asset except in the ordinary course; (d) permit the amendment or cancellation of any of the Governmental Permits, Seller Contracts or any other contract or agreement (other than those constituting Excluded Assets) which affects or is applicable to any System or the Business; (e) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to any System or the Business involving an expenditure in excess of $10,000 unless such contract or commitment has a term expiring prior to Closing or can be terminated upon 30 days notice without liability to Seller or Buyer; (f) enter into any commitment with an internet access or online service provider with respect to the use or lease of the system to deliver such services; (g) enter into any agreement pursuant to which any System would receive and utilize signals in a digital format; (h) enter into any agreement of any nature regarding telephony; (i) enter into any agreement with a billing service; (j) engage in any marketing, subscriber installation, collection or disconnection practices outside the ordinary course or inconsistent with past practices; (k) take any actions that would cause the transactions contemplated hereby to fail to qualify as a like-kind exchange under Section 1031 of the Code; (l) except as may be consistent with normal salary reviews, increase the rate of compensation or benefits payable or to become payable to any System employees or make any material change in personnel policies; or (m) take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement.

          7.2.3. Seller will deliver to Buyer correct and complete copies of (a) monthly and quarterly financial statements and operating reports for the Business and any reports with respect to the operations of a System prepared by or for Seller and (b) all rate regulation documents that become available at any time between the date of this Agreement and the Closing. All financial statements so delivered will be prepared in accordance with GAAP on a basis consistent with the Financial Statements.

          7.2.4. Seller will cause its appropriate Affiliates to be bound by and comply with the provisions of this Section 7.2 to the extent such Affiliates own, operate or manage any of the Assets or Systems.

          7.2.5. Seller will not, outside of the ordinary course of business consistent with normal salary reviews, increase the rate of compensation of its employees.

          7.2.6. Seller will not, except in the ordinary course of business or to fulfill legal obligations, engage in any hiring or employee compensation practices except for changes in such practices implemented by Seller on a company-wide basis.

     7.3. Employee Matters.

          7.3.1. Except as set forth in this Section 7.3.1, Buyer may, but will have no obligation to, employ or offer employment to, all System Employees. Within 30 days after the date of execution of this Agreement, Seller will provide to Buyer a list of all System Employees by work location as of a recent date, showing the original hire date, the then-current positions and rates of compensation, rate type (hourly or salary) and scheduled hours per week, and whether the employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization. The list will also indicate which of such employees Seller desires to retain as Seller's employees (the "Retained Employees"). Buyer will maintain such list in strict confidence. Nothing in this paragraph precludes Seller from making any offers to System Employees in order for such System Employee to remain an employee of Seller. Such list will be updated as necessary to reflect new hires or other personnel changes. Within 60 days after receipt of such list, or such other date as the parties may agree, Buyer will provide Seller in writing a list of the System Employees who Buyer will offer to employ following the Closing, subject only to the pre-hire evaluations permitted by this Section 7.3.1, which list will not include any Retained Employees. Buyer will provide in writing notification of such offer, subject only to the pre-hire evaluations permitted by this Section 7.3.1, to each System Employee included on the list no later than 30 days prior to the Closing. Seller will, and will cause its appropriate Affiliates to, cooperate in all reasonable respects with Buyer to allow Buyer or its Affiliates to evaluate the System Employees to make hiring decisions. In this regard, Buyer will have the opportunity to make such appropriate pre-hire investigation of the System Employees as it deems necessary, including the right to review personnel files and the right to interview such employees during normal working hours so long as such interviews are conducted after notice to Seller and do not unreasonably interfere with Seller's operations and such investigations and interviews do not violate any Legal Requirement. Except as otherwise required by law, all employment offers will be for employment with substantially similar responsibilities at a geographic location within a 35-mile radius of such System Employee's primary place of employment and with the same base compensation as of the Closing Date;

provided, however, that Buyer will offer and provide such System Employee employee benefits that are no less favorable than those that are available to similarly situated employees of Buyer including, but not limited to, such System Employee's base compensation and other compensation Buyer provides for its employees with comparable experience and length of service as of the Closing Date. Buyer or its Affiliates may, if it wishes, condition any offer of employment upon the employee's being an active employee at Closing, performance and conduct remaining at a satisfactory level or above through Closing, passing a pre-employment drug screening test, the completion of a satisfactory background check and, if the employee is on Approved Leave of Absence, upon the employee's return to full-time active service (with or without reasonable accommodations) within 12 weeks after the Closing Date or, if earlier, on the first Business Day following expiration of the employee's Approved Leave of Absence. For purposes of this Agreement, employees on "Approved Leave of Absence" means employees absent from work on the Closing Date and unable to perform their regular job duties by reason of illness or injury under approved plans or policies of the employer (other than an employee's absence for fewer than 7 calendar days due to short term illness or injury not requiring written approval by the employer) or otherwise absent from work under approved or unpaid leave policies of the employer. Buyer will bear the expense of such examination but Seller will, upon reasonable notice, cooperate in the scheduling of such examinations so long as the examinations do not unreasonably interfere with Seller's operations. The selection of employees to be offered employment by Buyer will be made at the sole and absolute discretion of Buyer. As of the Closing Date, Buyer will have no obligation to Seller, its Affiliates or to the System Employees, with regard to any employee it has determined not to hire. As of the Closing Date, Seller will, and will cause its appropriate Affiliates to, terminate the employment of all System Employees who are hired by Buyer or its Affiliates (the "Hired Employees") as of the Closing Date. Notwithstanding any of the foregoing, from the date hereof until the Closing, and other than in connection with offers of employment to such System Employees to take effect at the Closing, Buyer will not solicit any System Employee for employment prior to the Closing (other than through general advertisements), without the written consent of Seller.

          7.3.2. As of the Closing Date, Seller will be responsible for and will cause to be discharged and satisfied in full all amounts due and owing to each System Employee (whether or not such employees are hired by Buyer as of or after the Closing) with respect to and in accordance with the terms of all compensation plans or Seller Plans, including without limitation, any compensation including salaries, commissions, deferred compensation, severance (if applicable), insurance, pension, profit sharing, disability payment, medical, sick pay, holiday, accrued and unused vacation or paid time off ("PTO") in excess of the amount Buyer assumes pursuant to this Section, payments under any incentive compensation or bonus agreement, in each case, which has accrued prior to the Closing Date and other compensation or benefits to which they are entitled for periods prior to the Closing Date (and, for Employees on Approved Leave of Absence, such amounts accrued through the date of their termination by Seller, or its appropriate Affiliate, or their employment by Buyer, or its appropriate Affiliate, as set forth in
Section 7.3.1). Seller will satisfy any legal obligation with respect to continuation of group health coverage required pursuant to Section 4980B of the Code or Section 601, et seq., of ERISA, and shall specifically retain any and all liability for such continuation coverage for any System Employee who does not become employed by Buyer pursuant to this Agreement and any former employee of Seller whose employment with Buyer terminated at any time prior to the Closing Date. Any liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101, et seq. ("WARN") with regard to any employee terminated on or prior to the Closing Date, or not hired by Buyer on or after the Closing Date, will, as a matter of contract between the parties, be the responsibility of Seller. Buyer will cooperate with Seller and Seller's Affiliates, if requested, in the giving of WARN notices on behalf of Seller.

          7.3.3. If the transactions contemplated by this Agreement do not result in a permissible distribution event under Section 401(k) of the Code, and if the parties mutually agree to do so, Buyer and Seller will cooperate in arranging transfers of the Hired Employee's balances between Seller's 401(k) plan and any applicable 401(k) plan of Buyer. If such plan-to-plan transfers do not occur, and if no permissible distribution is allowed, Buyer will notify Seller of the date of termination, for any reason, of any former System Employee who becomes a Hired Employee, in order to permit Seller, or its appropriate Affiliate, to allow distribution of such employee's 401(k) account balance, as soon as legally permitted.

          7.3.4. Except as otherwise expressly provided pursuant to the terms of this Agreement, Buyer will not have or assume any obligation or liability under or in connection with any Seller Plan. In regard to any System Employee on an Approved Leave of Absence, the responsibility for benefit coverage of such System Employee, and liability for payment of benefits, will remain that of Seller, or the appropriate Affiliate of Seller, until such employee becomes an employee of the Buyer after the Closing pursuant to Section 7.3.1 or is terminated by Seller or its appropriate Affiliate. For purposes of this Agreement, the following claims and liabilities will be deemed to be incurred as follows: (i) medical, dental and/or prescription drug benefits upon the rendering of the medical, dental, pharmacy or other services giving rise to the obligation to pay such benefits except with respect to such benefits provided in connection with a continuous period of hospitalization, which will be deemed to be incurred at the time of admission to the hospital; (ii) life, accidental death and dismemberment and business travel accident insurance benefits and workers' compensation benefits, upon the occurrence of the event giving rise to such benefits; and (iii) salary continuation or other short-term disability benefits, or long-term disability, upon commencement of the disability giving rise to such benefit.

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

          7.3.5. (a) Notwithstanding anything to the contrary herein, Buyer will, unless otherwise required by law:

                     (i) upon receipt of a Schedule showing the vacation or PTO balances and value of such balances of each Hired Employee (as defined below), which Schedule will be delivered by Seller to Buyer within 10 days after the Closing, credit each Hired Employee the amount of vacation or PTO time permitted to be accrued by employees of Buyer in accordance with Buyer's standard practices (to a maximum of four weeks) accrued and unused by him or her as a System Employee through and including the Closing Date to the extent Buyer has received an adjustment to the Purchase Price therefor; provided, however, that if any Hired Employee has accrued vacation or PTO time in excess of the amount transferred to Buyer, then Seller will, and will cause its appropriate Affiliate to, pay to such employee the amount of such excess and Buyer will not assume any liability or obligation in respect of such excess;

                    (ii) give each Hired Employee credit for such employee's past service with Seller and its Affiliates as of the Closing Date as reflected on the list required by Section 6.3.1 (which may include past service with any prior owner or operator of the Systems or the Business) ("Past Service") for purposes of eligibility to participate in Buyer's employee welfare benefit (including medical, dental, flexible spending accounts, accident, life insurance plans and programs, disability plans, and other employee welfare benefits) plans ("Buyer's Welfare Plans") that are generally available to similarly situated employees of Buyer and such employees' dependents;

                    (iii) give each Hired Employee credit for such employee's Past Service for purposes of (A) participation and vesting under Buyer's employee 401(k) plan and other stock plans (but not for purposes of vesting or benefit accruals under any such pension plan), savings plan, and/or profit-sharing plan, and (B) participation, but not vesting, in other stock plans that are generally available to similarly situated employees of Buyer;

                    (iv) give each Hired Employee credit for such employee's Past Service for any waiting periods under Buyer's Welfare Plans that are generally available to similarly situated employees of Buyer, and not subject any Hired Employees to any limitations on benefits for any preexisting conditions or requirements for evidence of insurability, provided that the treatment is covered or level of benefit is available under Buyer's Welfare Plans;

                    (v) credit each Hired Employee under any Buyer group health plan for any deductible amount and out-of-pocket expenses and similar limits applicable and previously met by such Hired Employee as of the Closing Date under any of the group health plans of Seller or its Affiliates for the plan year in which the transfer of employment occurs; and

                    (vi) provide the Hired Employees as of the Closing Date with employee benefits and cash compensation no less favorable in the aggregate than those employee benefits and cash compensation that are generally available to similarly situated employees of Buyer, and with respect to cash compensation taking into account such Hired Employees' Past Service and his or her experience and responsibilities as though such Hired Employees had been employed by Buyer for the period of their Past Service.

               (b) Notwithstanding anything set forth in Section 7.3.5(a), Buyer will have no obligation to System Employees who are Employees on Approved Leave of Absence until they become employees of Buyer pursuant to Section 6.3.1 hereof.

          7.3.6. If Buyer discharges any Hired Employee without "Cause" within 120 days after the Closing Date, then Buyer will pay severance benefits to such Hired Employee in accordance with Seller's severance benefit plan in effect as of the Closing Date, the schedules of benefits of which are to be provided to Buyer at the time of the Closing, and shall count such Hired Employee's Past Service as well as such Hired Employee's period of employment with Buyer for purposes of calculating severance benefits under such plan. Following such 120-day period, each Hired Employee will be covered under Buyer's severance benefit plan and Buyer will count the period of employment with Buyer as well as such Hired Employee's Past Service for purposes of calculating benefits under such plan. For purposes of this Agreement, "cause" means (a) conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude, (b) intentional or grossly negligent disclosure of confidential or trade secret information of Buyer (or any of its Affiliates) to anyone who is not entitled to receive such information; (c) gross omission or gross dereliction of any statutory or common law duty of loyalty to Buyer or any of its Affiliates; (d) willful violation of Buyer's code of conduct or other written policies or procedures; (e) repeated failure to carry out the duties of the employee's position despite specific instruction to do so; or (f) such other matters consistent with Buyer's employment policies, procedures or agreements applicable to Buyer's employees who are similarly situated to the discharged Hired Employee.

          7.3.7. If Seller has, or acquires, a duty to bargain with any labor organization with respect to any System Employees, then Seller will (i) give prompt written notice of such development to Buyer, and (ii) not, without Buyer's written consent, enter into any contract with such labor organization that purports to bind Buyer, including any successor clause or other clause that would have this purpose or effect. Seller acknowledges and agrees that Buyer has not agreed to be bound, and will not be bound, without an explicit assumption of such liability or responsibility by Buyer, by any provision of any collective bargaining agreement or similar contract with any labor organization to which Seller or any of Seller's Affiliates is or may become bound. Nothing in this
Section 7.3.7 will be deemed a waiver of either party's attorney-client privilege.

          7.3.8. Nothing in this Section 7.3 or elsewhere in this Agreement will be deemed to make any employee of Seller a third party beneficiary of this Agreement.

     7.4. Leased Equipment. Seller will pay the remaining balances on any leases for Equipment used in the Business and deliver title to such Equipment free and clear of all Encumbrances (other than Permitted Encumbrances) to Buyer at the Closing.

     7.5. Required Consents, Estoppel Certificates, Nondisturbance Agreements and Franchise Renewals.

          7.5.1. Seller will use its best efforts to obtain, as soon as possible and at its expense, all the Required Consents, in form and substance reasonably satisfactory to Buyer. Buyer will cooperate with Seller to obtain all Required Consents, but Buyer will not be required to agree to any changes in, or the imposition of any condition to the transfer to Buyer of, any Seller Contract or Governmental Permit as a condition to obtaining any Required Consent. Seller also will use its best efforts to obtain, at its expense, such estoppel certificates or similar documents from lessors and other Persons who are parties to Seller Contracts that require third party consents as Buyer may request.

          7.5.2. Seller shall use its commercially reasonable efforts to obtain with respect to each lease of Real Property set forth on SCHEDULE 6, (i) if such lease is identified by Buyer as being subordinate to the rights of any holder of an Encumbrance on the affected leased premises securing an obligation of the owner of the fee interest in such leased premises, a nondisturbance and attornment agreement substantially to the effect of EXHIBIT B (mortgagor), executed by each holder of such an Encumbrance; and if such lease is a sublease, a nondisturbance and attornment agreement substantially to the effect of EXHIBIT B (landlord), executed by the landlord under the prime or master lease; (ii) for each lease that has not been recorded in the public records, execution of a document suitable for recording in the public records and sufficient after recording to constitute a memorandum of lease.

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

          7.5.3. Seller will use its best efforts to obtain, and will cooperate with Buyer to obtain, renewals or extensions, at the option of Buyer, of any franchises which expire prior to the date which is three years following the Closing Date or for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority ("Extended Franchises"), for terms running at least three years after the Closing Date and upon other terms and conditions satisfactory to Buyer.

          7.5.4. Seller will execute and deliver to the appropriate Governmental Authority, the FCC Forms 394 prepared by Buyer with respect to each franchise as to which such Form 394 is required within two Business Days after it receives each such Form 394 from Buyer.

     7.6. MDU Agreements. If requested by Buyer, Seller will use its commercially reasonable efforts to obtain and deliver to Buyer prior to Closing, for each multiple unit dwelling project that is subject to common ownership which currently receives cable television service from the Business, a fully executed MDU Agreement in substantially the form attached to this Agreement as EXHIBIT D and having a term running at least 5 years after the Closing Date.

     7.7. Title Commitments and Surveys.

          7.7.1. After the execution of this Agreement, Buyer will order, at an expense to be shared equally between Seller and Buyer, (a) commitments for owner's title insurance policies on all Real Property owned by Seller, (b) commitments for lessee's title insurance policies for all Real Property leased by Seller which is used for headend or tower sites and (c) an ALTA survey (including such items on Table A of the Minimum Standard Detail Requirements and Classifications thereto that Buyer in its reasonable judgment determines are desirable or necessary) on each parcel of owned Real Property for which a title insurance policy is to be obtained. The title commitments will evidence a commitment to issue an ALTA title insurance policy insuring good, marketable and indefeasible fee simple (or leasehold, if applicable) title to each parcel of the Real Property, subject only to Permitted Encumbrances, for such amount as Buyer directs and will contain no exceptions except for items which in Buyer's reasonable opinion do not adversely affect (other than in an immaterial way as to any individual parcel) the good, marketable and indefeasible title to or Buyer's access or quiet use or enjoyment of such Real Property in the manner the Real Property is presently used or in the normal conduct of the Business. At the Closing, Seller will cause Buyer to receive, at Seller's expense, title commitments redated to the date and time of Closing. In the event Seller has not eliminated or caused to be eliminated all unacceptable exceptions from such policies or commitments prior to Closing, and Buyer elects to proceed with the Closing, Buyer will be entitled to indemnification with respect to such exceptions as provided in Section 11.2.

          7.7.2. Title insurance policies on all Real Property in such amounts as Buyer directs will be delivered to Buyer at Seller's expense within 30 days after the Closing Date evidencing title to the Real Property vested in Buyer consistent with the commitments delivered at the Closing pursuant to Section 7.7.1.

     7.8. HSR Notification. If applicable, as soon as practicable after the execution of this Agreement, but in any event no later than 30 days after such execution, Seller and Buyer will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and each such filing shall request early termination of the waiting period imposed by the HSR Act. The parties shall use their reasonable best efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use their respective reasonable best efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Notwithstanding the foregoing, Buyer shall not be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of Buyer or any of its Affiliates, if Buyer determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of Buyer or any of its Affiliates having significant assets, net worth, or revenue. Notwithstanding anything to the contrary in this Agreement, if Buyer, in its sole opinion, considers a request from a governmental agency for additional data and information in connection with the HSR Act to be unduly burdensome, Buyer may terminate this Agreement. Within 10 days after receipt of a statement therefor, Seller will reimburse Buyer for one-half of the filing fees payable by Buyer in connection with Buyer's filing under the HSR Act.

     7.9. No Shopping. None of Seller, its shareholders or any agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to or (c) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any portion of the Assets.

     7.10. Notification of Certain Matters. Seller will promptly notify Buyer of any fact, event, circumstance or action (a) which, if known on the date of this Agreement, would have

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

been required to be disclosed to Buyer pursuant to this Agreement or (b) the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement not to be correct and complete.

     7.11. Risk of Loss; Condemnation.

          7.11.1. Seller will bear the risk of any loss or damage to the Assets resulting from fire, theft or other casualty (except reasonable wear and tear) at all times prior to the Closing. If any such loss or damage is so substantial as to prevent normal operation of any material portion of a System or the replacement or restoration of the lost or damaged property within 20 days after the occurrence of the event resulting in such loss or damage, Seller will immediately notify Buyer of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Seller either (a) to waive such defect and proceed toward consummation of the acquisition of the Assets in accordance with terms of this Agreement or (b) terminate this Agreement. If Buyer elects so to terminate this Agreement, Buyer and Seller will be discharged of any and all obligations hereunder. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there will be no adjustment in the consideration payable to Seller on account of such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller to Buyer, or the rights to such proceeds will be assigned by Seller to Buyer if not yet paid over to Seller, and Seller will pay to Buyer (or Buyer may withhold from the Base Purchase Price) an amount equal to the difference between the amount of such insurance proceeds and the mutually agreed upon cost to return the damaged or lost Assets to the condition immediately preceding such loss or damage.

          7.11.2. If, prior to the Closing, any part of or interest in the Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller or Buyer that it intends to condemn all or any part of the Assets (such event being called, in either case, a "Taking"), then Buyer may terminate this Agreement. If Buyer does not elect to terminate this Agreement, then (a) Buyer will have the sole right, in the name of Seller, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) Seller will be relieved of its obligation to convey to Buyer the Assets or interests that are the subject of the Taking, (c) at the Closing Seller will assign to Buyer all of Seller's rights to all damages payable with respect to such Taking and will pay to Buyer all damages previously paid to Seller with respect to the Taking and
(d) following the Closing, Seller will give Buyer such further assurances of such rights and assignment with respect to the taking as Buyer may from time to time reasonably request.

     7.12. Lien and Judgment Searches. Seller will obtain (a) the results of a lien search conducted by a professional search company of records in the offices of the secretaries of

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

state in each state and county clerks in each county where there exist tangible Assets, and in the state and county where Seller's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company and
(b) the results of a search of the dockets of the clerk of each federal and state court sitting in the city, county or other applicable political subdivision where the principal office or any material assets of Seller may be located, with respect to judgments, orders, writs or decrees against or affecting Seller or any of the Assets. The cost of such searches will be shared equally between Buyer and Seller.

     7.13. Transfer Taxes. Seller and Buyer will share equally the payment of any state or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority with respect to the transfer of any of the Assets pursuant to this Agreement.

     7.14. Distant Broadcast Signals. If requested by Buyer, Seller will delete prior to the Closing Date any distant broadcast signals which Buyer determines will result in liability on the part of Buyer for copyright payments after Closing in excess of those payable by Seller with respect to carriage of such signals.

     7.15. Letter to Programmers. Not later than 30 Business Days before the Closing Date, Seller will transmit a letter in the form of EXHIBIT E to all programmers from which Seller purchases programming.

     7.16. Updated Schedules. Not less than five Business Days prior to Closing, Seller will deliver to Buyer revised copies of SCHEDULES 1 through 13 which shall have been updated and marked to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing, and provided further that if the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets, Buyer, at or before Closing, will have the right (to be exercised by written notice to Seller) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement.

     7.17. Use of Seller's Name. For a period of 90 days after the Closing Date, Buyer may continue to operate the Systems using the name Northland Cable Television, Inc. and all derivations and abbreviations of such name and related marks. Within 90 days after the Closing Date, Buyer will discontinue using and will dispose of all items of stationery, business cards and literature bearing such names or marks. Notwithstanding the foregoing, Buyer will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in subscriber homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable for Buyer.

     7.18. Subscriber Billing Services. Seller will provide to Buyer, upon request, access to and the right to use its billing system computers, software and related fixed assets ("Transitional Billing Services") in connection with the System acquired by Buyer for a period of up to 180 days following the Closing to allow for conversion of existing billing arrangements. Buyer will notify Seller at least 10 days prior to the Closing as to whether it desires Transitional Billing Services from Seller. Buyer shall be responsible for the reasonable out of pocket costs of Seller to provide Transitional Billing Services; Provided, however, that for Transitional Billing Services continuing after the 90th day from Closing, Buyer shall also pay $.28 per subscriber per month.

     7.19. Certain Notices. Seller will duly and timely file a valid request for renewal under Section 626 of the Cable Act with the proper Governmental Authority with respect to all cable television franchises of the Business that will expire within 36 months after any date between the date of this Agreement and the Closing Date.

     7.20. Satisfaction of Conditions. Each party will use its best efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 9, provided that Buyer will not be required to agree to any increase in the amount payable with respect to, or any modification that makes more burdensome in any material respect, any of the Assumed Liabilities.

     7.21. Confidentiality. Neither party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, officers, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement. Notwithstanding the preceding provisions, a party may disclose such information to the extent required by any Legal Requirement (including disclosure requirements under federal and state securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, officers, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

     7.22. Covenant Not to Compete.

          7.22.1 Except as permitted under Section 7.22.2, neither Seller nor any Principal will engage, directly or indirectly, in any business (a "Restricted Business") that owns or operates a cable television business in any Service Area; except that this Section 7.22.1 will not prohibit (a) Seller or any Principal from engaging in a Restricted Business in any community in which Buyer and its Affiliates do not provide cable television service immediately following the Closing Date and in which Seller or such Principal owns or operates a cable television business on the date upon which Buyer or its Affiliate first provides cable television service in such community, (b) Seller or any Principal from acquiring or holding for investment purposes 5% or less of any class or series of equity securities of any Person, which class is registered under Section 12 of the Securities Exchange Act of 1934, as amended, even if that Person is principally engaged in a Restricted Business, or (c) Seller or any Principal from holding any interest less than a controlling interest in any Person which after the date of acquisition of such interest becomes engaged (but not principally engaged) in a Restricted Business. A Person will be deemed to be principally engaged in a Restricted Business if a majority of the operating revenues of such Person and its consolidated subsidiaries for the most recent twelve-month period ended before the date of determination were revenues derived from the Restricted Business.

          7.22.2 The restrictions set forth in Section 7.22.1 will terminate and have no further force or effect as of the second anniversary of the Closing Date.

          7.22.3 Each of the Principals are principals of Seller, will derive a direct benefit from the transactions contemplated by this Agreement and, along with Seller, acknowledge that Buyer has paid full and fair consideration for their respective obligations under this Section 7.22. Seller and each of the Principals acknowledge and agree that: (a) the obligations under this Section
7.22 are undertaken by Seller and the Principals in accord with Section 8-2-113(2)(a), Colorado Revised Statutes, and all other applicable Legal Requirements, including all applicable statutes, ordinances and legal decisions in each of the states of legal residence of each of the Principals; and (b) the restrictions set forth in this Section 7.22 are fair and reasonable under the circumstances.

          7.22.4 Seller and each of the Principals acknowledge and agree that any breach or threatened breach of any of the obligations under this Section 7.22, would cause immediate and irreparable harm to Buyer and that monetary damages would not provide adequate relief. Without prejudice to other rights and remedies that may be available to Buyer, Buyer will be entitled to obtain an injunction or other equitable relief if Seller or any Principal breaches or threatens to breach any of the terms of this Section 7.22, including temporary injunctive relief without notice or opportunity to be heard and without the requirement for the posting of a bond.

          7.23. Retention of Books and Records. Following the Closing, Seller shall give access to Buyer, its counsel, accountants and other authorized representatives during normal business hours to Seller's materials, books, records and documents which relate to the operations of the Business with respect to the System prior to the Closing Date as may be reasonably necessary in connection with any legitimate purpose (including the preparation of tax reports and returns and the preparation of financial statements). Such access will be subject to the generally applicable document retention policies of Seller, shall be subject to reasonable advance written notice, will be conducted in a manner that is not disruptive to Seller's business, and will be subject to any other reasonable limitations imposed by Seller. Buyer shall have the right to make copies of such materials at its own expense.

8.   CLOSING.

     The Closing will be held on a date specified by Buyer (upon five Business Days prior notice to Seller) that is the last day of the month during which all conditions to the Closing contained in this Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived provided that if Closing is in December, 2001, the Closing shall be December 27, 2001. The Closing will be held at 10:00 a.m. local time at Buyer's office located at 188 Inverness Drive West, Englewood, Colorado 80112, or will be conducted by mail or at such place and time as Buyer and Seller may agree.

9.   CONDITIONS TO CLOSING.

     9.1. Conditions to the Obligations of Buyer and Seller. The obligations of each party to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date of each of the following conditions:

          9.1.1. If applicable, all filings required under the HSR Act have been made and the applicable waiting period has expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

          9.1.2. No action, suit or proceeding is pending or threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (a) prohibit Buyer's ownership or operation of all or a material portion of any System, the Business or the Assets, (b) compel Buyer to dispose of or hold separate all or a material portion of any System, the Business or the Assets as a result of any of the transactions contemplated by this Agreement, (c) if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of Buyer to exercise full rights of ownership of the Systems or (d) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

     9.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

          9.2.1. All representations and warranties of Seller contained in this Agreement are, if specifically qualified by materiality, true in all respects and, if not so qualified, are true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

          9.2.2. Seller has performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

          9.2.3. Seller has executed (or caused to be executed) and delivered to Buyer each of the following items:

                  (a) a Bill of Sale and Assignment and Assumption Agreement in the form attached as EXHIBIT A;

                  (b) a general warranty deed in a form reasonably acceptable to Buyer (and complying with applicable state laws) with respect to each parcel of owned Real Property, duly executed and acknowledged and in recordable form, warranting good and clear record and marketable and indefeasible fee simple title to such Real Property against all persons claiming by, through or under Seller, subject only to Permitted Encumbrances, and in form sufficient to permit the title company to issue the title policy described in Section 7.7.1 to Buyer with respect to such Real Property;

                  (c) one or more Assignments of Leases in the form attached as EXHIBIT C and, if requested by Buyer, short forms or memoranda of such Assignments in recordable form;

                  (d) a memorandum of lease for each lease described in clause
(ii) of Section 7.5.2;

                  (e) with respect to each lease described in clause (i) of
Section 7.5.2 a Nondisturbance and Attornment Agreement in the appropriate form attached as EXHIBIT B;

EXHIBIT B;

                  (f) an affidavit of Seller, under penalty of perjury, that Seller is not a "foreign person" (as defined in the Foreign Investment in Real Property Tax Act and applicable regulations) and that Buyer is not required to withhold any portion of the consideration payable under this Agreement under the provisions of such Act in the form attached as EXHIBIT F; and

                  (g) motor vehicle title certificates and such other transfer instruments as Buyer may deem necessary or advisable to transfer the Assets to Buyer and to perfect Buyer's rights in the Assets.

          9.2.4. Seller has delivered to Buyer: (a) evidence, in form and substance reasonably satisfactory to Buyer, that all of the Required Consents have been obtained or given and are in full force and effect; and (b) to the extent obtained, the estoppel certificates or similar documents described in
Section 7.5.1.

          9.2.5. The Extended Franchises have been obtained on terms and conditions satisfactory to Buyer.

          9.2.6. The Systems shall have no less than 5,760 EBSs in the aggregate as determined as of the last day of the calendar month immediately preceding the Closing Date.

          9.2.7. With respect to any retransmission consent agreements for broadcast signals carried on the Systems that are included as part of the Excluded Assets, all required retransmission consents for continued carriage of such broadcast signals shall have been obtained on terms and conditions reasonably acceptable to Buyer.

          9.2.8. Buyer has received documentation satisfactory to it of the termination of all programming agreements and retransmission consent agreements as they relate to the Systems or deletion of the Systems from Seller's ongoing programming agreements that are not being assumed by Buyer, without obligation for payment of any amounts under such programming agreements and retransmission consent agreements by Buyer.

          9.2.9. Seller has delivered releases, in form satisfactory to Buyer, of all Encumbrances affecting any of the Assets (other than Permitted Encumbrances) and a certificate of no taxes due with respect to Seller and the Assets issued by appropriate state taxing authorities as of a date no earlier than 10 days prior to the Closing.

          9.2.10. Buyer has received the title insurance commitments described in Section 7.7.1.

          9.2.11. Seller has delivered to Buyer: (a) a certificate, dated the Closing Date, signed by Seller's chief executive officer and president, stating that to their knowledge, the conditions set forth in Sections 9.2.1 and 9.2.2 are satisfied; and (b) such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

     9.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver by Seller, to the extent permitted by applicable law, at or prior to the Closing Date, of each of the following conditions:

          9.3.1. Buyer has paid the portion of the Base Purchase Price required to be paid at the Closing, as adjusted in accordance with this Agreement.

          9.3.2. All representations and warranties of Buyer contained in this Agreement are, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, are true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

          9.3.3. Buyer has performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

          9.3.4. Buyer has executed and delivered to Seller an Assumption Agreement in the form attached as EXHIBIT D.

          9.3.5. Buyer has delivered to Seller the following: (a) a certificate, dated the Closing Date, signed by an executive officer of Buyer, stating that to his or her knowledge, the conditions set forth in Sections 9.3.2 and 9.3.3, are satisfied; and (b) such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

          9.3.6. The Systems shall have no less than 5,760 EBSs in the aggregate as determined as of the last day of the calendar month immediately preceding the Closing Date.

     9.4. Waiver of Conditions. Any party may waive in writing any or all of the conditions to its obligations under this Agreement.

10.  TERMINATION.

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

     10.1. Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

          10.1.1. by the mutual written consent of Buyer and Seller;

          10.1.2. by either party, if the transactions contemplated by this Agreement to take place at the Closing have not been consummated by December 31, 2001, for any reason other than (i) a breach or default by such party in the performance of any of its obligations under this Agreement or (ii) the failure of any representation or warranty of such party to be accurate;

          10.1.3. by Buyer under the conditions described in Section 7.8 or
Section 7.11; or

          10.1.4 by Buyer if the Closing has not been consummated by December 27, 2001.

     10.2. Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, except that Buyer will have no liability in any event upon exercise of its right to terminate pursuant to Section 10.1.3 or 10.1.4.

     10.3. Procedure Upon Termination. In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 10, written notice of such termination will promptly be given by the terminating party to the other.

11.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

     11.1. Survival of Representations and Warranties. The covenants, representations and warranties of Seller in this Agreement will survive the Closing until 11:59 p.m. on the first anniversary of the Closing Date; except for representations and warranties set forth in Section 5.2 (solely with respect to Authority), Section 5.4 (solely with respect to title to the Assets (other than Real Property)), Section 5.8 (Environmental Matters), Section 5.13 (Taxes) and Section 5.14 (Employment Matters), which shall survive without limitation. The covenants, representations and warranties of Buyer in this Agreement will survive the Closing until 11:59 PM on the first anniversary of the Closing Date; except for representations and warranties set forth in Section 6.2 (solely with respect to Authority).

     11.2. Indemnification by Seller. Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against:

          11.2.1. all losses, damages, liabilities, deficiencies or obligations of or to Buyer or any such other indemnified Person resulting from or arising out of (a) any breach of any representation or warranty made by Seller in this Agreement, (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, (c) any act or omission of Seller with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Date, without regard to whether a claim with respect such matter is asserted before or after the Closing Date, including any matter described on SCHEDULES 8 through 11, (d) any liability or obligation not included in the Assumed Liabilities, (e) any title defect Seller fails to eliminate as an exception from a title insurance commitment referred to in Section 7.7.1, (f) any claim that the transactions contemplated by this Agreement violate the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local law or any bulk transfer or fraudulent conveyance laws of any jurisdiction, (g) the presence, generation, removal or transportation of a Hazardous Substance on or from any of the Real Property prior to the Closing Date, including the costs of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws (whether before or after Closing), or (h) any rate refund ordered by any Governmental Authority for periods prior to the Closing Date; and

          11.2.2. all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

     11.3. Indemnification by Buyer. Buyer will indemnify, defend and hold harmless Seller and Seller's shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns, from and against:

          11.3.1. all losses, damages, liabilities, deficiencies or obligations of or to Seller or any such other indemnified Person resulting from or arising out of (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or (c) the failure by Buyer to perform any of its obligations in respect of the Assumed Liabilities; and

          11.3.2. all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

     11.4. Limitations on Indemnity.

          11.4.1. Notwithstanding anything to the contrary contained in this Agreement, no indemnification for Losses may be recovered from Seller under
Section 11.2.1 of this Agreement unless and until the aggregate amount of such indemnifiable Losses to the Buyer under Section 11.2.1 exceeds $100,000. The aggregate amount of indemnification for Losses which may be recovered from Seller shall not exceed the amount of $1,900,000; provided however, that such maximum limit shall not apply to (a) claims made under Section 11.2.1(a) for the representations and warranties set forth in Section 5.2 (solely as it applies to authorization); Section 5.4 (solely as it applies to title of assets (other than Real Property)); Section 5.8 (Environmental Matters); and Section 5.13 (Taxes);
(b) any claims made under Section 11.2.1(c), irrespective of whether such claims also constitute claims under Section 11.2.1(a), or (c) the obligation to pay post-Closing adjustments pursuant to Section 3.3.

          11.4.2. Notwithstanding anything to the contrary contained in this Agreement, no indemnification for Losses may be recovered from Buyer under
Section 11.3.1 of this Agreement unless and until the aggregate amount of such indemnifiable Losses to the Seller under Section 11.3.1 exceeds $100,000. The aggregate amount of indemnification for Losses which may be recovered from Buyer shall not exceed the amount of $1,900,000; provided however, that such maximum limit shall not apply to (a) claims made under Section 11.3.1(a) for the representations and warranties set forth in Section 6.2 (solely as it applies to authorization); (b) any claims made under Section 11.3.1(b), irrespective of whether such claims also constitute claims under Section 11.3.1(a), or (c) the obligation to pay post-Closing adjustments pursuant to Section 3.3.

     11.5. Third Party Claims. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Section 11, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this
Section 11 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 11.5. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

     11.6. Payments for Indemnification Amounts. Amounts payable by either party in respect of any amounts that are subject to the indemnification obligations of such party under Section 11.2 or 11.3 will be payable by the Indemnifying Party within five days of receiving written notice of such losses from the Indemnified Party and will bear interest at the rate per annum publicly announced from time to time by The Bank of New York as its prime rate (the "Prime Rate") plus 300 basis points from the date such losses are determined. At the election of either party, Buyer may satisfy any amounts owed to it by Seller under Section 11.2 out of the Holdback, without the accrual of interest, and the Holdback will be reduced accordingly. Nothing in the preceding sentence will be deemed a limitation on Seller's obligations under Section 11.2.

12.  MISCELLANEOUS.

     12.1. Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of Buyer, Seller will not assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that

Buyer may assign any or all of its rights under this Agreement (a) to a "qualified intermediary" engaged by Seller to effectuate a deferred like-kind exchange under Section 1031 of the Code, and Buyer agrees in connection with such an assignment to take such actions and execute such documents as may be reasonably requested by Buyer in order to facilitate Buyer's intent to effectuate a deferred like-kind exchange or (b) to an Affiliate.

     12.2. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

     To Buyer at:

c/o AT&T Broadband
188 Inverness Drive West
Englewood, Colorado  80112
Attention: Dan Buchanan
Telecopy: (303) 858-3469

with a copy (which shall not constitute notice) to: Karla Tartz, Associate General Counsel

     To Seller at:

Northland Cable Television, Inc.
1201 Third Avenue, Suite 3600
Seattle, Washington  98101
Attention: Gary S. Jones and Laura N. Williams
Telecopy: (206) 623-8034

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section 12.2. All notices will be deemed to have been received on the date of delivery or on the third Business Day after mailing in accordance with this Section 12.2, except that any notice of a change of address will be effective only upon actual receipt.

     12.3. Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

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

     12.4. Right to Specific Performance. Seller acknowledges that the unique nature of the Assets to be purchased by Buyer pursuant to this Agreement renders money damages an inadequate remedy for the breach by Seller of its obligations under this Agreement, and Seller agrees that in the event of such breach, Buyer will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement.

     12.5. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

     12.6. Captions. The article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

     12.7. CHOICE OF LAW. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF COLORADO.

     12.8. Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

     12.9. Further Actions. Seller and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

     12.10. Time. Time is of the essence under this Agreement. If the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

     12.11. Late Payments. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the Prime Rate plus 300 basis points, adjusted as and when changes in the Prime Rate are made.

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

     12.12. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

     12.13. Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) and the Transaction Documents contain the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

     12.14. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

     12.15. Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

     12.16. Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

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

The parties have executed this Asset Purchase Agreement as of the day and year first above written.

                               NORTHLAND CABLE TELEVISION, INC.


                               By:
                                   --------------------------------------------
                               Name: Gary S. Jones
                               Title: President


                               TCI CABLE PARTNERS OF ST. LOUIS, L.P.
                               By: Heritage Cablevision of Massachusetts, Inc.,
                                   as general partner


                               By:
                                   --------------------------------------------
                                   Name: Alfredo Di Blasio
                                   Title: Vice President

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